Exhibit 99.1

CHEMBIO ANNOUNCES PRELIMINARY REVENUE FOR THE FOURTH QUARTER AND FULL YEAR 2005

Preliminary 2005 HIV Test Revenues Increase approximately 93%; Preliminary Fourth Quarter HIV Test Revenues Increase approximately 63%

MEDFORD, N.Y. - January 9, 2006 - Chembio Diagnostics Inc. (OTCBB:CEMI) announced today that, based on preliminary data, it expects to report revenue of approximately $3.93 million for the full year 2005 and $1.33 million for the fourth quarter of 2005. This reflects an increase of approximately 19% compared to the $3.31 million reported for the 2004 year and an increase of approximately 15% compared to $1.16 million reported for the fourth quarter of 2004.

This quarterly and annual revenue growth was primarily driven by increased sales of the Company’s rapid HIV tests. Rapid HIV test revenue for the full year 2005 increased approximately 93% to approximately $2.40 million as compared to $1.24 million in 2004 and fourth quarter rapid HIV test revenue increased approximately 63% to approximately $1.22 million compared to $.75 million reported for the fourth quarter of 2004 as based upon this preliminary review. The large increase in rapid HIV test revenue well outpaced decreased revenue of approximately $.44 million from the Company’s pregnancy tests which Chembio de-emphasized in 2004 as part of its strategy to focus on more proprietary rapid diagnostic tests.

“During 2005 we made significant progress in our business strategy and achieved several important milestones,” commented Lawrence Siebert, Chembio’s President. “We are beginning to see the results from aligning ourselves with the President’s $15 billion Emergency Plan for AIDS Relief, multi-lateral programs affiliated with the United Nations such as the UNAIDS ‘3 by 5’ initiative, and other significant programs that are aimed at combating AIDS, which we believe can only be achieved by a massive scale-up of rapid testing. We have established local offices in Tanzania and Nigeria to participate in these programs and to create sustainable and supportable business in these markets. We are also actively looking at opportunities for establishing marketing, distribution and local assembly programs for our rapid HIV tests with partners in Asia and South America, in addition to our ongoing contract in Brazil.”

Mr. Siebert continued, “We anticipate FDA approval for two of our rapid HIV tests in 2006 that will enable us to participate in the U.S. market as well. We also believe that our Chagas disease rapid test will produce meaningful revenue early in 2006, and that we will also receive USDA approval for at least one of our veterinary tuberculosis tests in 2006.”

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various infectious diseases, including HIV, Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc.; the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management and statements concerning the Company’s preliminary estimates for the periods ended December 31, 2005 discussed herein. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Vince Daniels/James Carbonara
The Investor Relations Group
212-825-3210